UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 16, 2006

Date of Report (Date of earliest event reported)

ONVIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29609	91-1859172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Mercer Street

Seattle, Washington 98109

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (206) 282-5170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On October 16, 2006, Onvia, Inc., a Delaware corporation, issued a press release announcing an amendment of its lease on its current corporate headquarters building. The lease amendment was entered into between Onvia and Blume Yale Limited Partnership (the “Landlord”). The amendment reduces Onvia’s total leased office space in the building by approximately 49,000 square feet as a result of a direct lease between the Landlord and the Bill & Melinda Gates Foundation (“Gates Foundation”) and eliminates all of Onvia’s idle lease space. Onvia will retain approximately 30,000 square feet of office space in the same building through April 30, 2010.

In the interest of executing the lease and maximizing future cash flow, Onvia leased space to the Gates Foundation that was intended for future Onvia use, and not included in previous idle lease estimates. As a result, the future obligation on this additional space was accrued upon lease execution which reduced the amount of the anticipated lease accrual adjustment. The new lease amendment reduces the idle lease accrual by approximately $230,000, which results in a one-time increase in net income in the third quarter of 2006. The net adjustment represents the difference between Onvia’s original sublease estimates and the actual negotiated terms included in the amended lease.

A copy of the amendment and a copy of the press release are attached to this report as Exhibits 10.1 and 99.1, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Lease Amendment between Onvia, Inc. and Blume Yale Limited Partnership, dated September 7, 2006.

99.1	Press release, dated October 16, 2006, announcing the lease of Onvia’s idle office space.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Onvia, Inc.

October 16, 2006	By:	/s/ Michael D. Pickett
Michael D. Pickett
Chairman of the Board, Chief Executive Officer, and President

EXHIBIT INDEX

Exhibit No.	Description
10.1	Lease Amendment between Onvia, Inc. and Blume Yale Limited Partnership, dated September 7, 2006.

99.1	Press release, dated October 16, 2006, announcing the lease of Onvia’s idle office space.